Exhibit 4.2

AXIS SPECIALTY FINANCE LLC, Issuer

AXIS CAPITAL HOLDINGS LIMITED,

Guarantor

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of December 10, 2019

4.900% Fixed-Rate Reset Junior Subordinated Notes due 2040

i

THIS FIRST SUPPLEMENTAL INDENTURE (the “First Supplemental Indenture”) is made as of the 10th day of December, 2019, among AXIS SPECIALTY FINANCE LLC, a Delaware limited liability company (the “Issuer”), AXIS CAPITAL HOLDINGS LIMITED, an exempted company incorporated in Bermuda as a holding company (the “Guarantor”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”).

RECITALS OF THE ISSUER AND THE GUARANTOR

WHEREAS, the Issuer, the Guarantor and the Trustee entered into a Junior Subordinated Indenture, dated as of December 10, 2019 (the “Base Indenture”), pursuant to which junior unsecured subordinated debentures, notes or other evidences of junior unsecured subordinated indebtedness of the Issuer (the “Securities”) may from time to time be issued;

WHEREAS, the Base Indenture is incorporated herein by this reference;

WHEREAS, pursuant to Section 8.1(1)(e) of the Base Indenture, the Issuer, the Guarantor and the Trustee may enter into supplemental indentures to establish the form or terms of Securities of any series as permitted by Sections 2.1 and 2.3 of the Base Indenture;

WHEREAS, the Issuer desires to issue its Junior Subordinated Notes (as defined in Section 2.1), fully and unconditionally guaranteed by the Guarantor, as a new series of Securities under the Base Indenture and has duly authorized the creation and issuance of this series of Securities and the execution and delivery of this First Supplemental Indenture to modify the Base Indenture and provide certain additional provisions as hereinafter set forth (the Base Indenture, as amended and supplemented by this First Supplemental Indenture, is hereinafter referred to as the “Indenture”) solely in respect of the Junior Subordinated Notes;

WHEREAS, the Issuer has requested and hereby requests that the Trustee join with the Issuer and the Guarantor in the execution of this First Supplemental Indenture, which has been authorized by the Issuer’s managing member and a resolution of the Guarantor’s Board of Directors; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture and make it a valid and binding obligation of the Issuer and the Guarantor, in accordance with its terms, have been done or performed.

NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree, in respect of the Junior Subordinated Notes only and not any other series of Securities, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definition of Terms. Unless otherwise provided herein or unless the context otherwise requires:

(a) a term defined in the Base Indenture has the same meaning when used in this First Supplemental Indenture;

(b) a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) headings are for convenience of reference only and do not affect interpretation;

(e) if any provision of the Applicable Supervisory Regulations referred to in this First Supplemental Indenture or in the Junior Subordinated Notes in connection with any requirements applying to the Guarantor and/or the Insurance Group is amended or replaced so that there is no corresponding provision in the amended or replacement measures, (i) if the requirement concerned is entirely dependent on the existence of such a corresponding provision, the requirement shall cease to apply and (ii) if the requirement concerned is partially dependent on the existence of such a corresponding provision, the requirement shall be deemed modified so that all parts of that requirement solely dependent on that provision shall cease to apply; provided, in each case, that Holders of the Junior Subordinated Notes are not adversely affected thereby; and

(f) the following terms have the meanings given to them in this Section 1.1(f):

“accrued and unpaid interest” has the meaning set forth in Section 2.5(c).

“Applicable Supervisory Regulations” means such insurance supervisory laws, rules and regulations relating to group supervision or the supervision of single insurance entities, as applicable, which are applicable to the Guarantor or the Insurance Group. “Applicable Supervisory Regulations” shall mean the Group Rules until such time when the BMA no longer has jurisdiction or responsibility to regulate the Guarantor or the Insurance Group.

“Arrears of Interest” has the meaning set forth in Section 2.5(a).

“BMA” means the Bermuda Monetary Authority, or, should the Bermuda Monetary Authority no longer have jurisdiction or responsibility to regulate the Issuer or the Insurance Group, as the context requires, a regulator that administers the Applicable Supervisory Regulations.

“BMA Approval” means the BMA has given, and not withdrawn by the applicable redemption date, its prior consent to the redemption of the relevant Junior Subordinated Notes.

“BMA Redemption Requirements” has the meaning set forth in Section 3.4(a).

“Calculation Agent” means, at any time, the Person appointed by the Issuer and that has accepted such appointment to serve as such agent with respect to the Junior Subordinated Notes at such time.

“capital stock” has the meaning forth in Section 3.5.

A “Capital Disqualification Event” has occurred if the Junior Subordinated Notes cease to qualify, in whole or in part (including as a result of any transitional or grandfathering provisions or otherwise), for purposes of determining the solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or level, of the Issuer or the Insurance Group, where capital is subdivided into tiers, as Tier 2 Capital securities under then-applicable Applicable Supervisory Regulations imposed upon the Issuer by the BMA, which would include, without limitation, the Enhanced Capital Requirement, except as a result of any applicable limitation on the amount of such capital.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Junior Subordinated Notes to be redeemed if the Junior Subordinated Notes matured on the Par Call Date.

“Comparable Treasury Price” means (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“ECR” means the enhanced capital and surplus requirement applicable to the Insurance Group and as defined in the Insurance Act, or, should the Insurance Act or the Group Rules no longer apply to the Insurance Group, any and all other solvency capital requirements defined in the Applicable Supervisory Regulations.

“Enhanced Capital Requirement” means the ECR or any other requirement to maintain assets applicable to the Issuer or in respect of the Insurance Group, as applicable, pursuant to the Applicable Supervisory Regulations.

“Event of Default” has the meaning forth in Section 4.1.

“Final Maturity Date” means (1) the Scheduled Maturity Date, if, on the Scheduled Maturity Date, the BMA Redemption Requirements are satisfied, or (2) otherwise, following the Scheduled Maturity Date, the earlier of (a) the date falling 10 Business Days after the BMA Redemption Requirements are satisfied and would continue to be satisfied if such payment were made and (b) the date on which a Winding-Up of the Issuer or the Guarantor occurs.

“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, as applicable, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published H.15, with a maturity of five years from the next Reset Date and trading in the public securities market or (2) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, the rate will be determined by interpolation or extrapolation on a straight line basis between the most recent weekly average yield to maturity for two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding

Reset Interest Determination Date, and (B) the other maturity as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case as published in the most recently published H.15. If the Five-Year Treasury Rate cannot be determined pursuant to the methods described in clauses (1) or (2) above, then the Five-Year Treasury Rate will be the same interest rate as in effect for the prior period.

“Group Rules” means the Group Solvency Standards, together with the Group Supervision Rules, as those rules and regulations may be amended or replaced from time to time.

“Group Solvency Standards” means the Bermuda Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011, as those rules and regulations may be amended or replaced from time to time.

“Group Supervision Rules” means the Bermuda Insurance (Group Supervision) Rules 2011, as those rules and regulations may be amended or replaced from time to time.

“Guarantee” means the Guarantor’s full and unconditional guarantee to the Holders of the Junior Subordinated Notes and to the Trustee of all payment obligations of the Issuer on the Junior Subordinated Notes when due, in accordance with the provisions of the Indenture.

“H.15” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the United States Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities.”

“Independent Investment Banker” means any one of Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and their successors or, if none of such firms is willing or able to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Issuer.

“Insurance Act” means the Bermuda Insurance Act 1978, as amended from time to time.

“Insurance Group” means all subsidiaries of the Guarantor that are regulated insurance or reinsurance companies (or part of such regulatory group) pursuant to the Applicable Supervisory Regulations.

“Interest Payment Date” means January 15 and July 15 of each year.

“Interest Rate Reset Spread” has the meaning set forth in Section 2.3.

A “Mandatory Deferral Event” will be deemed to have occurred if the Guarantor or the Insurance Group is in breach of the Enhanced Capital Requirement, or would breach the Enhanced Capital Requirement if payment of accrued and unpaid interest on the Junior Subordinated Notes, together with any accrued and unpaid interest on any junior subordinated notes outstanding that rank equally in right of payment with the Junior Subordinated Notes, were made.

“Mandatory Deferral Period” has the meaning set forth in Section 2.4.

“Par Call Date” has the meaning set forth in Section 3.2(a).

“Qualifying Equivalent Securities” has the meaning set forth in Section 2.14(d).

“Rating Agency” means any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Securities Exchange Act of 1934, as amended.

“Rating Agency Event” has occurred if any Rating Agency that then publishes a rating for the Issuer amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Junior Subordinated Notes, which amendment, clarification or change results in (1) the shortening of the length of time the Junior Subordinated Notes are assigned a particular level of equity credit by that Rating Agency as compared to the length of time they would have been assigned that level of equity credit by that Rating Agency or its predecessor on the initial issuance of the Junior Subordinated Notes; or (2) the lowering of the equity credit (including up to a lesser amount) assigned to the Junior Subordinated Notes by that Rating Agency as compared to the equity credit assigned by that Rating Agency or its predecessor on the initial issuance of the Junior Subordinated Notes.

“Reference Treasury Dealer” means each of Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and their respective successors and two other primary U.S. government securities dealers (each a “Primary Treasury Dealer”), as specified by the Issuer; provided, that (1) if any of the foregoing shall cease to be a Primary Treasury Dealer, the Issuer will substitute therefor another Primary Treasury Dealer and (2) if the Issuer fails to select a substitute within a reasonable period of time, then the substitute will be a Primary Treasury Dealer selected by the Independent Investment Banker after consultation with the Issuer.

“Reference Treasury Dealer Quotations” mean, with respect to a Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Reset Date” means the Par Call Date and each date falling on the fifth anniversary of the preceding Reset Date.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two business days prior to the beginning of such Reset Period.

“Reset Period” means the period from and including the Par Call Date to, but excluding, the next following Reset Date and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date.

“Scheduled Maturity Date” means January 15, 2040.

“Specified Event” means, with respect to the Junior Subordinated Notes, the occurrence of any of a Capital Disqualification Event, a Rating Agency Event or a Tax Event.

“Specified Event Redemption” has the meaning forth in Section 3.3(a).

A “Tax Event” will occur with respect to the Junior Subordinated Notes if an opinion of a recognized independent tax counsel has been delivered to the Trustee stating that, as a result of: (i) any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of any Taxing Jurisdiction, or any regulations under those laws or treaties; (ii) an administrative action with respect to a Taxing Jurisdiction, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation; (iii) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body in a Taxing Jurisdiction, regardless of the manner in which that amendment, clarification or change is introduced or made known; or (iv) a threatened challenge asserted in writing in connection with an audit of the Issuer or the Guarantor or any of their subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Junior Subordinated Notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of the original issuance of the Junior Subordinated Notes, there is more than an insubstantial risk that interest payable by the Issuer or the Guarantor, as applicable, in respect of the Junior Subordinated Notes is no longer, or within 90 days of the date of the opinion will no longer be, fully deductible by the Issuer or the Guarantor, as applicable, for income tax purposes in the applicable Taxing Jurisdiction, and that non-deductibility cannot be avoided by the Issuer or the Guarantor, as applicable, taking such reasonable measures as it (acting in good faith) deems appropriate.

“Taxing Jurisdiction” means the United States, the State of Delaware or Bermuda, or any political subdivision thereof, or any authority or agency therein having the power to tax, or any other jurisdiction from or through which the Issuer or the Guarantor makes a payment on the Junior Subordinated Notes or the Guarantee or in which the Issuer or the Guarantor generally becomes subject to taxation, or any jurisdiction in which a successor of the Issuer or the Guarantor is formed.

“Tier 2 Capital” means “Tier 2 Ancillary Capital” under the Group Supervision Rules or, if the Group Supervision Rules are amended so as to no longer refer to Tier 2 Ancillary Capital in this respect, the nearest corresponding concept (if any) under the Group Supervision Rules, as amended.

“Treasury Rate” means (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published H.15 for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Junior Subordinated Notes (assuming the Junior Subordinated Notes matured on the Par Call Date), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

“Winding-Up” will occur, with respect to any Person, if: (i) at any time an order is made, or an effective resolution is passed, for the winding-up of such Person (except, in any such case, a solvent winding-up solely for the purpose of a reorganization, merger or amalgamation or the substitution in place of such Person of a successor in business of such Person, the terms of which reorganization, merger, amalgamation or substitution (A) have previously been approved in writing by the Trustee or by Holders of a majority in aggregate principal amount of the Outstanding Junior Subordinated Notes and (B) do not provide that the Junior Subordinated Notes or any amount in respect thereof shall thereby become payable); or (ii) an administrator of such Person is appointed and such administrator gives notice that it intends to declare and distribute a dividend.

ARTICLE II

CREATION OF THE JUNIOR SUBORDINATED NOTES

Section 2.1 Designation of Series. Pursuant to the terms hereof and Sections 2.1 and 2.3 of the Base Indenture, the Issuer hereby creates a new series of its Securities designated as its “4.900% Fixed-Rate Reset Junior Subordinated Notes due 2040” (the “Junior Subordinated Notes”) and such Junior Subordinated Notes shall be deemed “Securities” for all purposes under the Indenture.

Section 2.2 Form of Junior Subordinated Notes. The Junior Subordinated Notes shall be substantially in the form set forth in Exhibit A hereto, which is incorporated herein and made part hereof.

Section 2.3 Interest Rate. The Junior Subordinated Notes will bear interest (i) from the Issue Date to, but excluding, the Par Call Date at the fixed rate of 4.900% per annum and (ii) from, and including, the Par Call Date, during each Reset Period, at a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date plus 3.186% (the “Interest Rate Reset Spread”) to be reset on each Reset Date. The applicable interest rate for each Reset Period will be determined by the Calculation Agent, as of the applicable Reset Interest Determination Date. Promptly upon such determination, the Calculation Agent shall notify the Issuer of the interest rate for the relevant Reset Period. The Issuer shall then promptly notify the Trustee and paying agent in writing of such interest rate. The Calculation Agent’s determination of any interest rate and its calculation of the amount of interest for any Reset Period beginning on or after the Par Call Date will be on file at the Issuer’s offices as set forth in Section 11.4 of the Base Indenture, will be made available to any Holder of the Junior Subordinated Notes upon request and will be final and binding in the absence of manifest error.

Section 2.4 Payment of Interest. If, as of any Interest Payment Date, a Mandatory Deferral Event has occurred and is continuing, the Issuer and the Guarantor shall be required to defer payment of all (and not less than all) of the interest accrued on the Junior Subordinated Notes as of such Interest Payment Date (a “Mandatory Deferral Period”). Any such accrued interest, the payment of which is so deferred, so long as such interest remains unpaid, will constitute Arrears of Interest on the Junior Subordinated Notes and will be subject to Section 2.5. The Issuer shall provide to the Trustee an Officers’ Certificate identifying the beginning of the Mandatory Deferral Period and shall notify the Holders of the Junior Subordinated Notes at least five Business Days before the first Interest Payment Date during the Mandatory Deferral Period unless the Mandatory Deferral Event occurs within such five Business Day period, in which case the Issuer shall so notify the Holders of the Junior Subordinated Notes promptly following the occurrence of such Mandatory Deferral Event.

Notwithstanding any other provision of the Indenture or the Junior Subordinated Notes, the deferral resulting from a Mandatory Deferral Event will constitute neither an Event of Default nor a default of any kind, and will not give Holders of the Junior Subordinated Notes or the Trustee any right to accelerate repayment of the Junior Subordinated Notes or any other remedies.

Section 2.5 Arrears of Interest.

(a) Any interest in respect of the Junior Subordinated Notes not paid on an Interest Payment Date, together with any interest in respect of the Junior Subordinated Notes not paid on an earlier Interest Payment Date will, so long as the same remains unpaid, constitute “Arrears of Interest” in respect of the Junior Subordinated Notes. Arrears of Interest shall be cumulative and bear interest at the interest rate payable on the Junior Subordinated Notes (such cumulative interest also constituting Arrears of Interest). Arrears of Interest on the Junior Subordinated Notes will remain outstanding, and will accumulate interest, for so long as they remain unpaid. Any reference in the Indenture or a Junior Subordinated Note to principal, premium or interest in respect of the Junior Subordinated Notes, any redemption amount and any other amounts in the nature of principal shall be deemed also to refer to Arrears of Interest applicable to the Junior Subordinated Notes that may be payable under the Indenture.

(b) So long as no Event of Default or Mandatory Deferral Event has occurred and is continuing, at the Issuer’s option, Arrears of Interest on the Junior Subordinated Notes may be paid in whole or in part to the Persons in whose names the Junior Subordinated Notes are registered as of the close of business on the 15th calendar day (whether or not such date is a Business Day) immediately preceding the date on which payment of such Arrears of Interest is to be made, at any time upon the expiration of not more than 15 nor less than five Business Days’ written notice to the Trustee preceding such record date, the Paying Agent and the Holders of the Junior Subordinated Notes to such effect (which written notice shall specify the amount of such Arrears of Interest).

(c) If not previously paid, Arrears of Interest with respect to the Junior Subordinated Notes shall become due and payable, and shall be paid in whole (and not in part), on the earliest of:

(i) so long as no Event of Default or Mandatory Deferral Event has occurred and is continuing, the next Interest Payment Date for the Junior Subordinated Notes;

(ii) the date of redemption of the Junior Subordinated Notes in accordance with Article III;

(iii) the date on which a Winding-Up of the Issuer or the Guarantor occurs; or

(iv) the Final Maturity Date for the Junior Subordinated Notes;

provided that, in the event of there being Arrears of Interest on the Final Maturity Date, such Arrears of Interest shall be paid before any repayment of principal. Any references in the Indenture to “accrued and unpaid interest” shall include any Arrears of Interest.

Section 2.6 Initial Amount of Junior Subordinated Notes.

(a) The Junior Subordinated Notes initially will be issued in the aggregate principal amount of $425,000,000 and may, upon execution of this First Supplemental Indenture, be executed by the Issuer and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Junior Subordinated Notes in accordance with an Issuer Order.

(b) The Issuer may, without notice to or the consent of the Holders of the Junior Subordinated Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Junior Subordinated Notes, except for the public offering price and issue date and, in some cases, the first interest payment date and first interest accrual date; provided that, if any such additional notes are not fungible with the Junior Subordinated Notes for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers from the Junior Subordinated Notes. Any additional notes having such similar terms will, together with the Junior Subordinated Notes, constitute a single series of Securities under the Indenture. No additional notes may be issued if an Event of Default or Mandatory Deferral Event has occurred and is continuing with respect to the Junior Subordinated Notes.

Section 2.7 Minimum Denomination. The Junior Subordinated Notes shall be issuable only in registered form and without coupons in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

Section 2.8 No Encumbrances. By purchasing the Junior Subordinated Notes, each Holder of the Junior Subordinated Notes is deemed to agree and acknowledge that no security or encumbrance of any kind is, or will at any time be, provided by the Issuer, the Guarantor or any of their respective affiliates to secure the rights of Holders of the Junior Subordinated Notes.

Section 2.9 No Sinking Fund. The Junior Subordinated Notes do not have the benefit of any mandatory redemption or sinking fund obligation and are not redeemable at the option of the Holders of the Junior Subordinated Notes.

Section 2.10 Supplemental Indentures without the Consent of Securityholders. Solely with respect to the Junior Subordinated Notes, Section 8.1(1)(a) of the Base Indenture shall not apply.

Section 2.11 Subordination. The Junior Subordinated Notes are contractually subordinated in right of payment to any existing and future liabilities of the Guarantor’s subsidiaries (other than the Issuer and AXIS Specialty Finance PLC), including amounts owed to holders of reinsurance and insurance policies issued by its reinsurance and insurance company subsidiaries.

Section 2.12 No Rights of Set-Off. The Indenture does not in any way give rise to any rights of set-off, recoupments or counterclaims against any claims and obligations of the Issuer, the Guarantor or any of the Insurance Group to any Person in whose names the Junior Subordinated Notes are registered or any creditor of the Issuer, the Guarantor or any of the Insurance Group.

Section 2.13 Defeasance. The provisions of Article X of the Base Indenture for defeasance at any time of (a) the entire indebtedness of the Issuer pursuant to the Junior Subordinated Notes and (b) restrictive covenants set forth in Sections 9.1 and 3.5 of the Base Indenture and the related Events of Default, upon compliance by the Issuer with the conditions set forth therein, shall apply to the Junior Subordinated Notes.

Section 2.14 Variation and Substitution of the Junior Subordinated Notes.

(a) If a Specified Event occurs, the Issuer may, as an alternative to redemption of the Junior Subordinated Notes, at any time, without the consent of any Holder, vary any term or condition of the Junior Subordinated Notes or substitute all (but not less than all) of the Junior Subordinated Notes for other securities, so that the varied Junior Subordinated Notes or the substituted securities, as the case may be, become Qualifying Equivalent Securities.

(b) In the event of a substitution pursuant to this Section 2.14, the principal amount of the Qualifying Equivalent Securities to be received by Holders shall be equal to the principal amount of the Junior Subordinated Notes substituted.

(c) Any variation or substitution of the Junior Subordinated Notes is subject to its prior notification by the Issuer to the Holders by no more than 60 nor less than 30 calendar days’ prior notice by the Issuer to the Holders (which notice shall be irrevocable and shall specify the date fixed for such variation or substitution) and to:

(i) the Issuer being in compliance with the Applicable Supervisory Regulations on the date of such variation or substitution (giving effect to such variation or substitution), and such variation or substitution not resulting directly or indirectly in a breach of the Applicable Supervisory Regulations;

(ii) the Issuer complying with the rules of any stock exchange (or any other relevant authority) on which the Issuer has had the Junior Subordinated Notes listed or admitted to trading;

(iii) in respect of substitution only, all payments of interest, including Arrears of Interest, and any other amount payable under the Junior Subordinated Notes that, in each case, has accrued to Holders of the Junior Subordinated Notes and has not been paid, being satisfied in full on or prior to the date thereof; and

(iv) immediately after the substitution or variation not triggering the right on the Issuer’s part to redeem the Junior Subordinated Notes pursuant to Section 3.3(a).

(d) “Qualifying Equivalent Securities” means securities which have terms not materially less favorable to the Holders than the Junior Subordinated Notes, as reasonably determined by the Issuer or the Guarantor in consultation with an independent investment bank, consulting firm or comparable expert of international standing on the subject, and which:

(i) satisfy the criteria for the eligibility for inclusion of the proceeds of the Junior Subordinated Notes, under the Applicable Supervisory Regulations;

(ii) contain terms providing for the same interest rate and interest payment dates applying to the Junior Subordinated Notes;

(iii) rank senior to or have the same ranking as the Junior Subordinated Notes;

(iv) preserve all obligations as to repayment of the Junior Subordinated Notes, including (without limitation) as to timing of such repayment (including preserving the same Scheduled Maturity Date and Final Maturity Date);

(v) do not contain terms providing for loss absorption through principal write-down or conversion to ordinary shares; and

(vi) preserve any rights to any accrued and unpaid interest, and any existing rights to other amounts payable under the Junior Subordinated Notes which has accrued to Holders and not been paid.

Section 2.15 Agreement to Certain Tax Treatment. The Issuer, the Guarantor and AXIS Specialty U.S. Holdings, Inc. agree, and each Holder and beneficial owner of the Junior Subordinated Notes will, by accepting the Junior Subordinated Notes or a beneficial interest therein, be deemed to have agreed, to treat the Junior Subordinated Notes as indebtedness of AXIS Specialty U.S. Holdings, Inc. for U.S. federal income tax purposes, unless otherwise required by applicable law.

Section 2.16 Calculation Agent. Unless the Issuer has validly redeemed all Outstanding Junior Subordinated Notes on the Par Call Date, the Issuer will appoint a Person as Calculation Agent with respect to the Junior Subordinated Notes prior to the Reset Interest Determination Date preceding the Par Call Date. The Issuer may appoint itself or an affiliate as Calculation Agent. The Issuer may, in its sole discretion, remove the Calculation Agent in accordance with the agreement between the Issuer and the Calculation Agent; provided that the Issuer shall appoint a successor Calculation Agent who shall accept such appointment prior to the effectiveness of such removal; further, provided, that the Issuer shall promptly notify the Trustee in writing of the appointment of a Calculation Agent and of any removal of a Calculation Agent.

ARTICLE III

REPAYMENT AND REDEMPTION OF THE JUNIOR SUBORDINATED NOTES

Section 3.1 Repayment at Final Maturity Date.

(a) Unless previously redeemed or purchased and cancelled, the Junior Subordinated Notes shall become finally due and payable, and shall be repaid, on the Final Maturity Date at a price equal to the principal amount thereof, together with accrued and unpaid interest on the Junior Subordinated Notes to, but excluding, the Final Maturity Date.

(b) The Issuer shall notify the Trustee and the Holders of the Junior Subordinated Notes in writing not less than 10 Business Days prior to the Scheduled Maturity Date (or as soon as reasonably practicable if the BMA Redemption Requirements are no longer satisfied as of a date less than 10 Business Days prior to the Scheduled Maturity Date) if the BMA Redemption Requirements will not be satisfied on the Scheduled Maturity Date, which written notice shall state the cause of the failure to satisfy such conditions, and the repayment of the Junior Subordinated Notes shall be deferred until such time as the BMA Redemption Requirements are satisfied. In such event, the Issuer shall further notify the Trustee and the Holders of the Junior Subordinated Notes in writing not more than 10 Business Days following the satisfaction of the BMA Redemption Requirements that such conditions have been satisfied and stating the date that final payment on the Junior Subordinated Notes will occur, which shall be the 15th Business Day following the date such conditions were satisfied. If at any time following the date of such written notice and prior to the stated repayment date the BMA Redemption Requirements are no longer satisfied, the above notice provisions shall again apply.

(c) In the event the Scheduled Maturity Date and the Final Maturity Date are not the same, failure to repay the Junior Subordinated Notes on the Scheduled Maturity Date will constitute neither an Event of Default nor a default of any kind and will not give Holders of the Junior Subordinated Notes or the Trustee any right to accelerate repayment of the note the Junior Subordinated Notes or any other remedies.

Section 3.2 Optional Redemption of Junior Subordinated Notes.

Pursuant to Sections 2.3(7), 2.3(8) and 12.1 of the Base Indenture, the provisions of this Article III shall apply to the Junior Subordinated Notes and shall, with respect of the Junior Subordinated Notes, supersede and replace the provisions of Article XII of the Base Indenture in their entirety as follows:

(a) Subject to Section 3.4(a), at any time prior to January 15, 2030 (the “Par Call Date”), and provided that the BMA Redemption Requirements have been satisfied and will continue to be satisfied if the optional redemption payment were made on the Junior Subordinated Notes, the Issuer may redeem the Junior Subordinated Notes, in whole at any time or in part (equal to $2,000 and integral multiples of $1,000 in excess thereof), at the Issuer’s option, at a redemption price equal to the greater of: (A) 100% of the principal amount of the Junior Subordinated Notes to be redeemed, and (B) an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest on such Junior Subordinated Notes (not including any portion of such payments of interest accrued as of such redemption date) that would be due if the Junior Subordinated Notes matured on the Par Call Date, discounted to such redemption date on a semi-annual basis (assuming a 360-day year comprising twelve 30-day months) at the Treasury Rate, plus 50 basis points; plus, in each case, accrued and unpaid interest on such Junior Subordinated Notes to, but excluding, such redemption date.

(b) Subject to Section 3.4(a), beginning on the Par Call Date or on any subsequent scheduled Interest Payment Date, and provided that the BMA Redemption Requirements have been satisfied and will continue to be satisfied if the optional redemption payment were made on the Junior Subordinated Notes, the Issuer may redeem the Junior Subordinated Notes, in whole at any time or in part (equal to $2,000 and integral multiples of $1,000 in excess thereof), at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the Junior Subordinated Notes to be redeemed plus accrued and unpaid interest to, but excluding, such redemption date.

(c) Notice of any optional redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each Holder of the Junior Subordinated Notes to be redeemed. The notice of redemption with respect to Section 3.2(a) need not set forth the redemption price but only the manner of calculation thereof. The Issuer shall notify the Trustee and the Holders of the Junior Subordinated Notes in writing not less than 10 Business Days prior to the applicable redemption date (or as soon as reasonably practicable if the BMA Redemption Requirements are no longer satisfied as of a date less than 10 Business Days prior to the applicable redemption date) if the BMA Redemption Requirements will not be satisfied on the applicable redemption date, which written notice shall state the cause of the failure to satisfy such conditions, and the redemption shall be deferred until such time as the BMA Redemption Requirements are satisfied. In such event, the Issuer shall further notify the Trustee and the Holders of the Junior Subordinated Notes in writing not more than 10 Business Days following the satisfaction of the BMA Redemption Requirements that such conditions have been satisfied and stating the new redemption date for the Junior Subordinated Notes, which shall be the 15th Business Day following the date such conditions were satisfied. If at any time following the date of such written notice and prior to the new redemption date the BMA Redemption Requirements are no longer satisfied, the above notice provisions shall again apply.

(d) Unless the Issuer defaults in payment of the redemption price (including, for this purpose, a non-payment in the event the BMA Redemption Requirements have not been satisfied), on and after the redemption date, interest will cease to accrue on the Junior Subordinated Notes or portions thereof called for redemption.

Section 3.3 Specified Event Redemption of Junior Subordinated Notes.

(a) Subject to Section 3.4(a) and provided that the BMA Redemption Requirements have been satisfied and will continue to be satisfied if the redemption payment were made on the Junior Subordinated Notes, the Issuer may redeem the Junior Subordinated Notes at its option, in whole but not in part, at any time at a redemption price equal to (1) 100% of the principal amount, plus accrued and unpaid interest, if any, on such Junior Subordinated Notes to, but excluding, such redemption date, within 90 days of the date on which the Issuer has reasonably determined that, as a result of (i) any amendment to, or change in, the laws or regulations of Bermuda that is enacted or becomes effective after the initial issuance of the Junior Subordinated Notes; (ii) any proposed amendment to, or change in, those laws or regulations that is announced or becomes effective after the initial issuance of the Junior Subordinated Notes; or (iii) any official administrative decision, judicial decision, administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the Junior Subordinated Notes, a Capital Disqualification Event has occurred; (2) 102% of the principal amount, plus accrued and unpaid interest, if any, on such Junior Subordinated Notes to, but excluding, such redemption date, within 90 days after the occurrence of a Rating Agency Event; and (3) 100% of the principal amount, plus accrued and unpaid interest, if any, on such Junior Subordinated Notes to, but excluding, such redemption date, after the occurrence of a Tax Event (each, a “Specified Event Redemption”); provided that, at the time of such Specified Event Redemption, the BMA Redemption Requirements are satisfied and will continue to be satisfied after the redemption payment is made and, if not so satisfied, such Specified Event Redemption will be deferred until such time as the BMA Redemption Requirements are satisfied.

(b) Notice of any Specified Event Redemption will be mailed at least 15 days but not more than 60 days before the redemption date to the Trustee and each Holder of Junior Subordinated Notes to be redeemed at its registered address (which notice will be irrevocable). The Issuer shall notify the Trustee and the Holders of the Junior Subordinated Notes in writing not less than 10 Business Days prior to the applicable redemption date (or as soon as reasonably practicable if the BMA Redemption Requirements are no longer satisfied as of a date less than 10 Business Days prior to the applicable redemption date) if the BMA Redemption Requirements will not be satisfied on the applicable redemption date, which written notice shall state the cause of the failure to satisfy such conditions, and the Specified Event Redemption shall be deferred until such time as the BMA Redemption Requirements are satisfied. In such event, the Issuer shall further notify the Trustee and the Holders of the Junior Subordinated Notes in writing not more than 10 Business Days following the satisfaction of the BMA Redemption Requirements that such conditions have been satisfied and stating the new redemption date for the Junior Subordinated Notes, which shall be the 15th Business Day following the date such conditions were satisfied. If at any time following the date of such written notice and prior to the new redemption date the BMA Redemption Requirements are no longer satisfied, the above notice provisions shall again apply.

(c) Such notice shall state the specified redemption date, the facts establishing the right of the Issuer or the Guarantor to redeem the Junior Subordinated Notes, and that all Outstanding Junior Subordinated Notes shall be redeemed at the applicable redemption price on the redemption date automatically and without any further action by the Holders of the Junior Subordinated Notes.

(d) Unless the Issuer defaults in the payment of the redemption price (including, for this purpose, a non-payment in the event the BMA Redemption Requirements have not been satisfied), on and after the redemption date, interest will cease to accrue on the Junior Subordinated Notes to be redeemed.

Section 3.4 BMA Redemption Requirements.

(a) Notwithstanding anything to the contrary set forth herein, (i) prior to January 15, 2025, the Junior Subordinated Notes may be redeemed only with BMA Approval, and (ii) the Junior Subordinated Notes may not be redeemed at any time or repaid on the Scheduled Maturity Date if the Enhanced Capital Requirement would be breached immediately before or after giving effect to such redemption or repayment of the Junior Subordinated Notes, unless, in the case of each of clause (i) and (ii), the Guarantor, the Issuer or another subsidiary of the Guarantor replaces the capital represented by the Junior Subordinated Notes to be redeemed or repaid with capital having equal or better capital treatment as the Junior Subordinated Notes under the Group Rules (collectively the “BMA Redemption Requirements”).

(b) In the event that the Junior Subordinated Notes are not redeemed or repaid as a result of a failure to satisfy the BMA Redemption Requirements, interest on the Junior Subordinated Notes will continue to accrue and be paid on each Interest Payment Date (subject to Section 2.5) until the first date on which final payment on the Junior Subordinated Notes may be made as described in Section 3.1, at which time the Junior Subordinated Notes will become due and payable, and will be finally repaid at the principal amount of the Junior Subordinated Notes, together with any accrued and unpaid interest in the manner and subject to the conditions of Section 3.4(a).

(c) Notwithstanding any provision of the Junior Subordinated Notes or the Indenture, in the event of non-payment on a scheduled redemption date or the Scheduled Maturity Date resulting from a failure to satisfy the BMA Redemption Requirements in accordance with this Section 3.4, the Junior Subordinated Notes to be redeemed or repaid will not become due and payable on such date, and such non-payment will constitute neither an Event of Default nor a default of any kind with respect to the Junior Subordinated Notes, and will not give Holders of the Junior Subordinated Notes or the Trustee any right to accelerate repayment of the Junior Subordinated Notes or any other remedies.

(d) An Officers’ Certificate relating to the Junior Subordinated Notes in connection with repayment or any redemption under this Article III certifying that (i) the BMA Redemption Requirements have not been met or would not be met if the Junior Subordinated Notes were repaid or the applicable redemption payment were made, (ii) the BMA Redemption Requirements have been met and would continue to be met if the Junior Subordinated Notes were to be repaid or the applicable redemption payment were made or (iii) no such BMA Redemption Requirements apply shall, in the absence of manifest error, be treated and accepted by the Trustee, the Holders of the Junior Subordinated Notes and all other interested parties as correct and sufficient evidence thereof, shall be final and binding on such parties, and the Trustee shall be entitled to rely on such Officers’ Certificate without liability to any Person and shall have no duty to ascertain the existence of any such manifest error.

Section 3.5 Dividend and Other Payment Stoppages During Mandatory Deferral Periods. So long as the Junior Subordinated Notes remain outstanding, if a Mandatory Deferral Event has occurred and is continuing, and for so long as any Arrears of Interest remain outstanding, then the Issuer will not: (i) declare or pay any dividends or distributions on its preferred shares or common shares (collectively, “capital stock”), other than a dividend payable solely in the form of equity securities, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such capital stock; or (ii) repurchase, redeem or otherwise acquire for consideration any shares of capital stock, directly or indirectly (other than (1) as a result of a reclassification of capital stock for or into other capital stock or the exchange or conversion of one share of capital stock for or into another share of capital stock, (2) through the use of the proceeds of a substantially contemporaneous sale of capital stock or (3) as required by or necessary to fulfill the terms of any employment contract, benefit plan or similar arrangement with or for the benefit of one or more employees, directors or consultants).

ARTICLE IV

REMEDIES OF THE TRUSTEE AND SECURITYHOLDERS ON EVENT OF DEFAULT

Section 4.1 shall supersede and replace Section 5.1 of the Base Indenture in its entirety as follows:

Section 4.1 Event of Default Defined; Acceleration of Maturity; Waiver of Default. “Event of Default” with respect to Securities of any series wherever used herein, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) unless it is either inapplicable to a particular series or it is specifically deleted or modified in an indenture supplemental hereto, if any, under which such series of Securities is issued:

(a) a default for 30 days in the payment of any interest upon any of the Junior Subordinated Notes (other than during a Mandatory Deferral Period);

(b) a default in payment of principal or any premium when due, other than if the Issuer is required to postpone payment due to failure to satisfy the BMA Redemption Requirements, in accordance with the Indenture;

(c) the Issuer or the Guarantor shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Issuer or the Guarantor or for any substantial part of its or their property, or make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its or their respective debts generally as they become due; or

(d) the Guarantee ceases to be in full force and effect or is declared to be null and void and unenforceable (other than by reason of release of the Guarantor in accordance with the terms of the Indenture).

If an Event of Default described in clause (a), (b) or (d) occurs and is continuing, then, and in each and every such case, except for any series of Securities the principal of which shall have already become due and payable, either the Trustee or the Holders of not less than 33% in aggregate principal amount of the Securities of each such affected series then Outstanding hereunder (voting as a single class) by notice in writing to the Issuer and the Guarantor (and to the Trustee if given by Securityholders), may declare the entire principal (or, if the Securities of any such affected series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series) of all Securities of all such affected series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration, the same shall become immediately due and payable.

The foregoing provisions, however, are subject to the condition that if, at any time after the principal (or, if the Securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof) of the Securities of any series (or of all the Securities, as the case may be) shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Issuer or the Guarantor shall pay or shall deposit with the Trustee a sum sufficient to pay all matured installments of interest upon all the Securities of such series (or of all the Securities, as the case may be) and the principal of any and all Securities of each such series (or of all the Securities, as the case may be) which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest at the same rate as the rate of interest or Yield to Maturity (in the case of Original Issue Discount Securities) specified in the Securities of each such series (or at the respective rates of interest or Yields to Maturity of all the Securities, as the case may be) to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation to the Trustee and each predecessor Trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee except as a result of negligence, bad faith or willful misconduct, and if any and all Events of Default under the Indenture, other than the non-payment of the principal of Securities which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Holders of a majority in aggregate principal amount of all the Securities of each such series, or of all the Securities, in each case voting as a single class, then Outstanding, by written notice to the Issuer, the Guarantor and to the Trustee, may waive all defaults with respect to each such series (or with respect to all the Securities, as the case may be) and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereon.

For all purposes under the Indenture, if a portion of the principal of any Original Issue Discount Securities shall have been accelerated and declared due and payable pursuant to the provisions hereof, then, from and after such declaration, unless such declaration has been rescinded and annulled, the principal amount of such Original Issue Discount Securities shall be deemed, for all purposes hereunder, to be such portion of the principal thereof as shall be due and payable as a result of such acceleration, and payment of such portion of the principal thereof as shall be due and payable as a result of such acceleration, together with interest, if any, thereon and all other amounts owing thereunder, shall constitute payment in full of such Original Issue Discount Securities.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.1 Application of First Supplemental Indenture. Each and every term and condition contained in this First Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Base Indenture with respect to the Junior Subordinated Notes shall apply only to the Junior Subordinated Notes created hereby and not to any past or future series of Securities issued under the Base Indenture.

Section 5.2 Recitals by the Issuer and the Guarantor. The recitals and statements in this First Supplemental Indenture are made by the Issuer and the Guarantor only and not by the Trustee, and the Trustee assumes no responsibility for their correctness.

The Trustee makes no representations as to the validity, adequacy or sufficiency of this First Supplemental Indenture or of the Junior Subordinated Notes. The Trustee shall not be accountable for the use or application by the Issuer of the Junior Subordinated Notes or the proceeds thereof. All of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Junior Subordinated Notes and of this First Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 5.3 Ratification and Incorporation of Base Indenture. As supplemented hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 5.4 Executed in Counterparts. This First Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

Section 5.5 New York Law to Govern. This First Supplemental Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such state.

Section 5.6 Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTOR AND THE TRUSTEE, AND EACH HOLDER OF A SECURITY BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE JUNIOR SUBORDINATED NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 5.7 Effect of Headings. The Article and Section heading herein are for convenience only and shall not affect the construction hereof.

Section 5.8 Successors. All covenants and agreements in this First Supplemental Indenture by the parties hereto shall bind their successors and assigns, whether or so expressed or not.

Section 5.9 Separability Clause. If any provision of this First Supplemental Indenture or of the Securities, or the application of any such provision to any Person (as defined in the Indenture) or circumstance, shall be held to be invalid, illegal or unenforceable, the remainder of the Indenture or of the Securities, or the application of such provision to Persons or circumstances other than those as to whom or which it is invalid, illegal or unenforceable, shall not in any way be affected or impaired thereby.

Section 5.10 Trust Indenture Act. If and to the extent that any provision of this First Supplemental Indenture limits, qualifies or conflicts with the duties imposed by, or with another provision (an “incorporated provision”) included in the Indenture by operation of, Sections 310 to 318, inclusive, of the Trust Indenture Act of 1939, such imposed duties or incorporated provision shall control.

[Signature pages follow]

IN WITNESS WHEREOF, each party hereto has caused this instrument to be signed in its name and behalf by a duly authorized officer, all as of the day and year first above written.

AXIS SPECIALTY FINANCE LLC, as Issuer

By:	/s/ Andrew M. Weissert
Name:	Andrew M. Weissert
Title:	President and Chief Executive Officer

AXIS CAPITAL HOLDINGS LIMITED, as Guarantor

By:	/s/ Peter Vogt
Name:	Peter Vogt
Title:	Chief Financial Officer

[Signature Page to First Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name:	Lawrence M. Kusch
Title:	Vice President

[Signature Page to First Supplemental Indenture]

Exhibit A

[THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO, UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), A NEW YORK CORPORATION, TO AXIS SPECIALTY FINANCE LLC OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF [             ] OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO [            ] OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF,[            ], HAS AN INTEREST HEREIN.]

[UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO THE NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.]

No. [ ]	CUSIP No. [ ]
ISIN No. [ ]

AXIS SPECIALTY FINANCE LLC

4.900% Fixed-Rate Reset Junior Subordinated Notes

Due 2040

Fully and unconditionally

guaranteed by

AXIS CAPITAL HOLDINGS LIMITED

Principal Amount:	$[ ]

Regular Record Date:	with respect to each Interest Payment Date, the close of business on the preceding January 1 or July 1, as the case may be (whether or not a Business Day)

Original Issue Date:	[ ], 20[ ]

Final Maturity Date:	(1) January 15, 2040 (the “Scheduled Maturity Date”), if, on the Scheduled Maturity Date, the BMA Redemption Requirements are satisfied, or (2) otherwise, following the Scheduled Maturity Date, the earlier of (a) the date falling 10 Business Days after the BMA Redemption Requirements are satisfied and would continue to be satisfied if such payment were made and (b) the date on which a Winding-Up of AXIS Specialty Finance LLC or AXIS Capital Holdings Limited occurs

Interest Payment Dates:	January 15 and July 15, commencing [ ], 20[ ]

Interest Rate:	(i) from the Issue Date to, but excluding, the Par Call Date, at the fixed rate of 4.900% per annum and (ii) from, and including, the Par Call Date, during each Reset Period, at a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date plus 3.186% to be reset on each Reset Date

Authorized Denomination:	$2,000 or any integral multiples of $1,000 in excess thereof

AXIS Specialty Finance LLC, a limited liability company organized under the laws of Delaware (the “Issuer,” which term includes any successor entity under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to [            ], or registered assigns, the principal sum of [    ] DOLLARS on the Final Maturity Date shown above, and to pay interest thereon from the Original Issue Date shown above, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on each Interest Payment Date as specified above, commencing on [    ], 20[    ], and on the

Final Maturity Date at the rate per year shown above until the principal hereof is paid or made available for payment subject to Sections 2.4, 2.5 and 3.1 of the First Supplemental Indenture. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date (other than an Interest Payment Date that is the Final Maturity Date or a redemption date) will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date as specified above next preceding such Interest Payment Date, provided that any interest payable at the Final Maturity Date or on a redemption date will be paid to the Person to whom principal is payable. Except as otherwise provided in the Indenture, any such interest that is not so punctually paid or duly provided for will forthwith cease to be payable to the Holders on such Regular Record Date and may be paid as provided in Section 2.7 of the Base Indenture.

Payments of interest on this Note will include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for this Note shall be computed and paid on the basis of a 360-day year comprising twelve 30-day months. In the event that any date on which interest is payable on this Note is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date the payment was originally payable. Payments of interest on this Note shall be subject to Sections 2.4 and 2.5 of the First Supplemental Indenture.

Payment of the principal of and interest due at the Final Maturity Date or a redemption date of this Note shall be made upon surrender of this Note at the Corporate Trust Office of the Trustee. The principal of and interest on this Note shall be paid in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment of interest (including interest on an Interest Payment Date) will be made, subject to such surrender where applicable, at the option of the Issuer, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least 15 days prior to the date for payment by the Person entitled thereto.

The Junior Subordinated Notes (as defined on the reverse hereof) are unsecured junior subordinated obligations of the Issuer and rank equally in right of payment with all future unsecured and junior subordinated debt of the Issuer. The Junior Subordinated Notes are subordinated in right of payment, in the manner and to the extent set forth in the Indenture, to the prior payment in full of all Senior Indebtedness and Subordinated Indebtedness. The Junior Subordinated Notes are contractually subordinated in right of payment to any existing and future liabilities of AXIS Capital Holdings Limited’s (the “Guarantor”) subsidiaries (other than the Issuer and AXIS Specialty Finance PLC), including amounts owed to holders of reinsurance and insurance policies issued by its reinsurance and insurance company subsidiaries.

The Guarantor does hereby fully and unconditionally guarantee (the “Guarantee”) to the Holders and to the Trustee all payment obligations of the Issuer on this Note when due, in accordance with the provisions of the Indenture, as provided below. The Guarantee ranks equally in right of payment with all future unsecured and junior subordinated debt of the Guarantor. The Guarantee is subordinated in right of payment, in the manner and to the extent set forth in the Indenture, to the prior payment in full of all Senior Indebtedness and Subordinated Indebtedness. The Guarantee is contractually subordinated in right of payment to any existing and future liabilities of the Guarantor’s subsidiaries (other than the Issuer and AXIS Specialty Finance PLC), including amounts owed to holders of reinsurance and insurance policies issued by its reinsurance and insurance company subsidiaries. Nothing contained in this paragraph shall apply to the claims of, or payments to, the Trustee under or pursuant to Section 5.3 or Section 6.6 of the Base Indenture.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

AXIS SPECIALTY FINANCE LLC, as Issuer

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the 4.900% Fixed-Rate Reset Junior Subordinated Notes due 2040 referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By:
Authorized Signatory

Dated:

(Reverse Side of Note)

1. The Indenture and the Junior Subordinated Notes. This Note is one of a duly authorized issue of Junior Subordinated Notes of the Issuer issued and issuable in one or more series under a Junior Subordinated Indenture dated as of December 10, 2019 (the “Base Indenture”), as supplemented by the First Supplemental Indenture dated as of December 10, 2019 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Issuer, the Guarantor and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Guarantor, the Trustee and the Holders of the Junior Subordinated Notes issued thereunder and of the terms upon which said Junior Subordinated Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof as 4.900% Fixed-Rate Reset Junior Subordinated Notes due 2040 (the “Junior Subordinated Notes”), initially limited in aggregate principal amount of $425,000,000; provided, however, that the Issuer may, without notice to or the consent of the Holders of the Junior Subordinated Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Junior Subordinated Notes, except for the public offering price and issue date and, in some cases, the first interest payment date and first interest accrual date; provided that, if any such additional notes are not fungible with the Junior Subordinated Notes for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers from the Junior Subordinated Notes. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Indenture.

2. Exchange. This Note is exchangeable in whole or from time to time in part for Junior Subordinated Notes in definitive registered form only as provided herein and in the Indenture. If (i) at any time the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for this Note, and the Issuer does not appoint a successor Depositary within 90 days after the Issuer receives such notice, (ii) at any time, the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Issuer has not appointed a successor depositary within 90 days after the Issuer learns that the Depositary has ceased to be so registered or (iii) the Issuer, in its sole discretion, determines at any time that this Note will no longer be represented by a global note, this Note shall be exchangeable for Junior Subordinated Notes in definitive registered form, provided that the definitive Junior Subordinated Notes so issued in exchange for this Note shall be in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000, without coupons, and be of like aggregate principal amount and tenor as the portion of this Note to be exchanged. Except as provided above, owners of beneficial interests in this Note will not be entitled to have Junior Subordinated Notes registered in their names, will not receive or be entitled to physical delivery of Junior Subordinated Notes in definitive registered form and will not be considered the Holders thereof for any purpose under the Indenture. Neither the Issuer, the Guarantor, the Trustee, any Paying Agent nor the Security Registrar shall have any responsibility or liability for any aspect of records relating to or payments made on account of beneficial ownership interests in this Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

3. Amendment and Modification, Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Junior Subordinated Notes under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Junior Subordinated Notes at the time Outstanding.

The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Junior Subordinated Notes at the time Outstanding, on behalf of the Holders of all Junior Subordinated Notes, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Junior Subordinated Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

4. No Impairment of Obligation to Pay Interest. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note at the time, place and rate, and in the coin or currency, as herein prescribed; provided that, in all instances, payments of interest on this Note shall be subject to Sections 2.4 and 2.5 of the First Supplemental Indenture.

5. Transfer. As provided in the Indenture and subject to certain limitations therein set forth, the surrender of this Note for registration of transfer at the office or agency of the Issuer for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer or the Security Registrar and duly executed by, the Holder hereof or his/her attorney duly authorized in writing, and thereupon one or more new Junior Subordinated Notes, of authorized denominations and of like tenor and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such exchange or registration of transfer, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Issuer, the Trustee, any Person authorized by the Issuer to pay the principal of or any premium or interest on any Securities on behalf of the Issuer (“Paying Agent”) and the Security Registrar may deem and treat the Person in whose name this Note is registered as the absolute owner hereof for all purposes, whether or not this Note be overdue and notwithstanding any notice of ownership or writing thereon made by anyone other than the Security Registrar, and neither the Issuer nor the Trustee nor any Paying Agent nor the Security Registrar shall be affected by notice to the contrary.

6. Denominations. The Junior Subordinated Notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. As provided in the Indenture and subject to certain limitations therein set forth, Junior Subordinated Notes are exchangeable for a like aggregate principal amount of Junior Subordinated Notes of a different authorized denomination, as requested by the Holder surrendering the same upon surrender of the Senior Note or Junior Subordinated Notes to be exchanged at the office or agency of the Issuer.

7. No Recourse. No recourse shall be had for payment of the principal of or interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, as such or against any past, present or future shareholder, officer or director, as such, of the Issuer or of any successor, either directly or through the Issuer or any successor, under any rule, law, statute or constitutional provision, or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released, by the acceptance hereof and as part of the consideration for the issuance hereof.

8. Governing Law. This Note shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such state.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM – as tenants in common	UNIF GIFT MIN ACT – Custodian under Uniform Gift to Minors Act

(State)

TEN ENT – as tenants by the entireties

JT TEN – as joint tenants with rights of	CUST — Custodian survivorship and not as tenants in common

Additional abbreviations may also be used

though not on the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE OF ASSIGNEE

(please insert Social Security or other identifying number of assignee)
the within Note and all rights thereunder, hereby irrevocably constituting and appointing agent to transfer said Note on the books of the Issuer, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement, or any change whatever.